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                                                                   EXHIBIT 10.16

                          PAGING NETWORK DO BRASIL S.A.

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of this 11th day of December, 1996, between PAGING NETWORK DO BRASIL S.A. a Brazilian corporation (the "Company"), and Thomas Trynin (the "Executive").

                                R E C I T A L S:

         WHEREAS, the Company recognizes that the future growth, profitability and success of the Company's business will be substantially and materially enhanced by the employment of the Executive by the Company; and

         WHEREAS, the Company desires to employ the Executive and the Executive has indicated his willingness to provide his services, on the terms and conditions set forth herein.

         NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

         Section 1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth. Subject to the terms and conditions contained herein, the Executive shall serve as the President and Chief Executive Officer of the Company and, in such capacity, shall report directly to the Board of Directors of the Company (the "Board of Directors") and shall have such duties as are typically performed by a President and Chief Executive Officer of the Company, subject to the direction of the Board of Directors and to the provisions of the Company's by-laws. The Company shall also take all reasonable actions to have the Executive elected as a Director of the Company for so long as he serves as the President and Chief Executive Officer of the Company. The principal location of the Executive's employment shall be at the Company's principal executive office located in Sao Paulo, Brazil, although the Executive understands and agrees that he may be required to travel from time to time for business reasons.

         Section 2. Term. Subject to the provisions and conditions of this Agreement (including Section 6), the Executive's employment hereunder shall commence on the date hereof and shall continue during the period ending on the second anniversary of the date hereof (the "Initial Term"). Thereafter,


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the Employment Term shall be extended automatically for one additional period of two years unless either party shall provide notice of termination not less than three (3) months prior to expiration of the Employment Term. The Initial Term, together with any extension pursuant to this Section 2, is referred to herein as the "Employment Term."

         Section 3.  Compensation.

         (a) Salary and Bonus. The Executive's base salary (as adjusted pursuant to the terms hereof, the "Salary") will be U.S. $126,925 per year, payable in accordance with the payroll practices of the Company in effect from time to time, but in no event shall the Salary be paid less frequently than monthly. Consistent with Brazilian employment practices, the Executive shall be paid an additional one month's salary at the year end, thereby increasing the Executive's effective annual salary to $137,500. The Salary may be increased from time to time by the Board of Directors. The Salary will be denominated in the local currency of Brazil. At the discretion of the Board of Directors, the Executive may be eligible for an annual bonus (the "Bonus"), which may be up to fifty percent (50%) of the Executive's effective annual salary.

         (b) Restricted Stock. The Executive has been granted four hundred thirty-two (432) shares of the Common Stock of the Company, with no par value (the "Common Stock"), representing one percent (1%) of all outstanding shares of Common Stock on the date hereof, subject to the terms of a Subscription Agreement between the Company and the Executive (the "Restricted Stock"). The Company shall consider in the future granting the Executive additional shares of Common Stock, or options to purchase such Common Stock, on terms similar to the grant of the Restricted Stock.

         (c) Benefits. In addition to the Salary, the Bonus and the Restricted Stock, the Executive shall be entitled to participate in health, insurance and pension benefits provided to other senior executives of the Company on terms no less favorable than those available to such senior executives of the Company. The Executive shall also be entitled to the same number of vacation days, holidays, sick days and other benefits as are generally allowed to other senior executives of the Company in accordance with the Company policy in effect from time to time and in accordance with Brazilian applicable laws and regulations.

         (d) Foreign Service Incentive. In addition to the Salary and the Bonus, the Executive shall receive an additional payment as a foreign service incentive (the "Foreign Service Incentive") equal to ten percent (10%) of the Executive's Salary then in


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effect. The Foreign Service Incentive will be denominated in U.S. dollars and shall be paid at such time as the Salary is paid.

         (e) Goods and Services Allowance. In order to compensate the Executive for the higher costs of goods and services in Brazil as compared to the United States, the Executive will receive an allowance for the purchase of goods and services (the "Allowance"). The differential will be based on tables prepared by Organization Resources Counselors, Inc. ("ORC"), which are calculated by multiplying a goods and services index by the amount that a person at the Executive's income level and family size would spend on goods and services in the United States. In the event ORC no longer prepares such tables, the Allowance will be determined by the Board of Directors based on data reasonably comparable to the data used by ORC to prepare its tables. At present, the ORC goods and services differential for an American at the Executive's salary level and family status assigned to Brazil is U.S. $28,212 per year. The Allowance may be adjusted by the Board of Directors quarterly or more frequently if economic conditions reasonably dictate. Payment of the Allowance shall commence when the Executive moves into permanent quarters in Brazil. The Allowance will be denominated in U.S. dollars and shall be paid at such time as the Salary is paid.

         (f) Foreign Housing Allowance. The Company shall pay the Executive's actual cost of rental housing and rental furniture in Brazil up to a limit of the Brazilian reais equivalent at the then prevailing exchange rate of U.S.$6,000.00 per month, plus approved utilities (gas, electricity, phone line rental, water and property fees/taxes) (the "Housing Allowance"). The maximum permitted Housing Allowance shall be adjusted from time to time by the Board of Directors, if necessary, based on prevailing economic conditions. In consideration of the Housing Allowance, the Salary shall be reduced by an amount equal to the housing and utility expenses normally paid by a person living in the United States with the Executive's Salary and family size, based on data provided by ORC. At the Executive's initial Salary, the Salary would be reduced by the Brazilian reais equivalent at the then prevailing exchange rate of U.S. $18,696.00 per annum. This amount shall be adjusted, if necessary, by the Board of Directors from time to time based on data provided by ORC or, in the event such data from ORC is not available, on reasonably comparable data as determined by the Board of Directors.

         (g) Tax Equalization Policy. As long as the Executive is a resident of Brazil, a hypothetical tax will be deducted from the Salary. The hypothetical tax at the Executive's Salary initially will be the Brazilian reais equivalent at the then prevailing exchange rate of U.S. $32,445.00 or the Brazilian reais equivalent at the then prevailing exchange rate of U.S. $2,704.00 per month, and will be adjusted from time to time based on


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prevailing tax rates. The hypothetical tax will be deducted on the Bonus at the time of payment initially at the rate of 36%, subject to adjustment from time to time based on prevailing tax rates. For so long as the Executive is being compensated pursuant to this Agreement, the accounting firm of Ernst & Young or such other firm of independent accountants as shall be reasonably acceptable to the Executive and the Company (the "Accountants") will prepare and assist the Executive in filing his foreign and United States federal, state and local income tax returns (the "Tax Return") and will provide the Company with a statement of the Executive's liability for taxes (whether income, employment or other taxes) on amounts paid to him or income received by him, in connection with his employment by the Company (including all amounts described in Section
3) which will then be paid by the Company on a timely basis. Upon completion of such returns, a tax equalization statement will be prepared by the Accountants to compute the Executive's stay-at-home tax. The stay-at-home tax is equivalent to the federal, state and local employment taxes that would have been incurred on Salary, Bonus, Restricted Stock and Benefits (exclusive of payments made pursuant to Section 3(d), (e), (f), (h) and (j) and any other expatriate-related premiums, allowances, foreign income tax exclusions, moving, relocation, etc.). If the stay-at-home tax is less than the hypothetical tax withheld, the difference will be reimbursed to the Executive by the Company. Conversely, if the stay-at-home tax exceeds the hypothetical tax withheld, the Executive will be required to reimburse the difference to the Company. The fees and expenses of the Accountants shall be borne by the Company. In order to accomplish the purposes of this section, all payments by the Company will be grossed-up for any tax liability resulting from those payments. In addition to the foregoing, the Accountants will also prepare and assist the Executive in connection with any audits of and amendments to the Tax Returns. The Company will pay any additional amounts owed as a result of any amendments to the Tax Returns. If necessary, an appropriate adjustment shall be made to the Executive's stay-at-home tax for the period covered by any amended Tax Return. If such adjustment increases the Executive's stay-at-home equal to such adjustment; conversely, if such adjustment decreases the Executive's stay-at-home tax, then the Company shall reimburse the Executive an amount equal to such adjustment.

         (h) Automobile. The Company will provide the Executive with use of an automobile in Brazil. The type of the automobile shall be comparable to automobiles provided to executives of comparable rank to comparable Brazilian companies, provided that the cost of such an automobile is reasonable as determined by the Board of Directors. The Company shall provide for office parking of the automobile, if available, or shall reimburse the Executive for his reasonable office parking expenses. Required costs for maintenance, insurance, and fees for the automobile shall be paid


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by the Company. The Executive will be responsible for normal operating expenses, including fuel and oil for personal use of the automobile.

         (i) Method of Payment. The Executive's total compensation may be paid partially in Brazilian currency and partially in U.S. dollars deposited to the Executive's U.S. checking account, as requested from time to time by the Executive. Except as may be otherwise agreed or specified hereunder, all amounts paid hereunder shall be paid in Brazilian reais at the prevailing exchange rate.

         (j) Relocation Expenses. The Company will pay the following relocation expenses incurred by the Executive:

         (A) A one-time relocation allowance of the Brazilian reais equivalent at the then prevailing exchange rate of U.S. $10,000.00, net of taxes, shall be paid to the Executive upon the transfer to Brazil. This allowance is designed to aid in the payment of expenses related to the furnishing of the Executive's living quarters.

         (B) Health status assessments for the Executive and his spouse. Additionally, any necessary vaccinations and inoculations prior to departing from the U.S. will be provided at the Company's expense.

         (C) Expenses for obtaining the necessary passport, work permit and visa.

         (D) The Company shall pay all reasonable moving-related expenses incurred by the Executive in connection with his relocation to Brazil.

         (E) Upon the termination of the Executive's employment hereunder, the Company shall pay all reasonable moving-related expenses incurred by the Executive in connection with his repatriation to the United States and, if necessary, shall reimburse the Executive for any costs incurred by him in connection with an early termination of the lease relating to the Executive's primary residence and furniture in Brazil, provided, however, that the Company shall not be required to pay such expenses or costs if the Executive is terminated for Just Cause.

         (k) Personal Travel Expenses to U.S. The Company will reimburse the Executive for travel expenses incurred by the Executive in connection with personal travel to the United States, provided that the Board of Directors shall have determined that such travel expenses are reasonable.


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         Section 4. Exclusivity. During the Employment Term, the Executive shall devote his full time to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board of Directors in accordance with the terms of this Agreement, shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may (i) participate in the activities of professional trade organizations related to the business of the Company and (ii) engage in personal investing activities, provided that activities set forth in these clauses (i) and (ii), either singly or in the aggregate, do not interfere in any material respect with the services to be provided by the Executive hereunder.

         Section 5. Reimbursement for Expenses. The Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, entertainment, lodging and similar items in accordance with the Company's expense reimbursement policy, as the same may be modified by the Board of Directors from time to time. The Company shall reimburse the Executive for all such proper expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company, as in effect from time to time.

         Section 6.  Termination and Default.

         (a) Death. This Agreement shall automatically terminate upon the death of the Executive and upon such event, the Executive's estate shall be entitled to receive the amounts specified in Section 6(f) below.

         (b) Disability. If the Executive is unable to perform the duties required of him under this Agreement because of illness, incapacity, or physical or mental disability, this Agreement shall remain in full force and effect and the Company shall pay all compensation required to be paid to the Executive hereunder, unless the Executive is unable to perform the duties required of him under this Agreement for an aggregate of 120 days (whether or not consecutive) during any 12-month period during the term of this Agreement, in which event this Agreement (other than Sections 6(f), 7, 8, 9, and 12 hereof), including, but not limited to, the Company's obligations to pay any Salary or to provide any privileges under this Agreement, shall terminate.

         (c) Just Cause. The Company may terminate this Agreement (other than Sections 6(f), 7, 8, 9 and 12 hereof) at any time. If the Executive's employment is terminated pursuant to this Section


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6(c), the Executive shall be entitled to receive the amounts specified in
Section 6(f) below. In the event of termination pursuant to this Section (c) for Just Cause, the Company shall deliver to the Executive written notice setting forth the basis for such termination, which notice shall specifically set forth the nature of the Just Cause which is the reason for such termination. Termination of the Executive's employment hereunder shall be effective upon delivery of such notice of termination. For purposes of this Agreement, "Just Cause" shall mean: (i) the Executive's failure (except where due to a disability contemplated by subsection (b) hereof), neglect or refusal to perform his duties hereunder which failure, neglect or refusal shall not have been corrected by the Executive within 30 days of receipt by the Executive of written notice from the Company of such failure, neglect or refusal, which notice shall specifically set forth the nature of said failure, neglect or refusal, (ii) any act of the Executive that has the intended effect of injuring the reputation or business of the Company or its affiliates in any material respect; (iii) any continued or repeated absence from the Company, unless such absence is (A) approved or excused by the Board of Directors or (B) is the result of the Executive's illness, disability or incapacity (in which event the provisions of Section 6(b) hereof shall control); (iv) use of illegal drugs by the Executive or repeated drunkenness; (v) conviction of the Executive for the commission of a felony;
(vi) the commission by the Executive of an act of fraud or embezzlement against the Company; or (vii) any other act or condition provided as such under applicable Brazilian laws and regulations.

         (d) Good Reason. The Executive may terminate this Agreement (other than Sections 6(f), 7, 8, 9 and 12) for "Good Reason" if he resigns from his employment hereunder following a Substantial Breach (as hereinafter defined) and such Substantial Breach shall not have been corrected by the Company within thirty (30) days of receipt by the Company of written notice from the Executive of the occurrence of such Substantial Breach, which notice shall specifically set forth the nature of the Substantial Breach which is the reason for such resignation. The term "Substantial Breach", means (i) the failure by the Company to pay to the Executive any amounts due or provide the use of the automobile in accordance with Section 3 hereof; (ii) the failure by the Company to allow the Executive to participate in the Company's employee benefit plans generally available from time to time to senior executives of the Company; (iii) the failure of any successor to all or substantially all of the business and/or assets of the Company to assume this Agreement; (iv) the diminishing of the Executive's position in the Company; (v) assigning the Executive duties that are inconsistent with his position; or (vi) a material breach by the Company of the terms of this Agreement; provided, however, that the term "Substantial Breach" shall not include a termination of the Executive's employment hereunder


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pursuant to Sections 6(b) or (c) hereof. The date of termination of the
Executive's employment under this Section 6(d) shall be the effective date of any resignation specified in writing by the Executive, which shall not be less than thirty days after receipt by the Company of written notice of such resignation, provided that such resignation shall not be effective pursuant to this Section 6(d) if such Substantial Breach is corrected by the Company during the 30-day period following notice thereof as provided in the first sentence of this Section 6(d).

         (e) Resignation. The Executive shall have the right immediately to terminate this Agreement (other than Sections 6(f), 7, 8, 9 and 12) by giving notice of the Executive's resignation other than for Good Reason. Upon receipt of such notice, this Agreement, other than Sections 6(f), 7, 8, 9 and 12, shall terminate immediately.

         (f) Payments. In the event that the Executive's employment hereunder terminates for any reason, the Company shall pay to the Executive all amounts accrued but unpaid hereunder through the date of termination in respect of Salary or unreimbursed expenses. In the event the Executive's employment hereunder is terminated by the Company without Just Cause or by the Executive with Good Reason, in addition to the amounts specified in the foregoing sentence, the Executive shall continue to receive (i) all compensation provided for in Section 3 hereof (exclusive of Bonus) for a period of forty five (45) days following the date of such termination and (ii) thereafter only Salary and health benefits (less any applicable withholding or similar taxes) at the rate in effect hereunder on the date of such termination periodically, in accordance with the Company's prevailing payroll practices, for ten and one-half (10-1/2) months (the twelve month period following the date of termination is herein referred to as the "Severance Term"). In the event the Executive accepts other employment or engages in his own business prior to the last date of the Employment Term, the Executive shall forthwith notify the Company and the Company shall be entitled to set off from amounts due to the Executive under this Section 6(f) the amounts paid to the Executive in respect of such other employment or business activity. Amounts owed by the Company in respect of the Salary or reimbursement for expenses under the provisions of Section 5 hereof shall, except as otherwise set forth in this Section 6(f), be paid promptly upon any termination. Upon any termination of this Agreement, all of the rights, privileges and duties of the Executive hereunder shall cease, except for his rights under this Section 6(f) and his obligations under Sections 7, 8, 9, and 12 hereunder.

         Section 7.  Secrecy and Non-Competition.


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         (a) No Competing Employment. The Executive acknowledges that the agreements and covenants contained in this Section 7 are essential to protect the value of the Company's business and assets and by his current employment with the Company and its subsidiaries, the Executive has obtained and will obtain such knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company's substantial detriment. Therefore, the Executive agrees that for the period commencing on the date of this Agreement and ending eighteen (18) months after the termination of the Executive's employment hereunder (such period is hereinafter referred to as the "Restricted Period") the Executive shall not participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in the provision of facilities-based one-way or two-way paging or wireless messaging services (including without limitation a service that provides substantially the same service as VoiceNowSYMBOL 210 \f "Symbol" \s 12 and other advanced paging services). Notwithstanding the foregoing, nothing herein shall prohibit the Executive from owning up to 5% of any publicly traded entity.

         (b) Nondisclosure of Confidential Information. The Executive, except in connection with his employment hereunder, shall not disclose to any person or entity or use, either during the Employment Term or at any time thereafter, any information not in the public domain or generally known in the industry, in any form, acquired by the Executive while employed by the Company or any predecessor to the Company's business or, if acquired following the Employment Term, such information which, to the Executive's knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or any of its subsidiaries or affiliates, relating to the Company, its subsidiaries or affiliates, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company's products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company or any subsidiaries or


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affiliates thereof. The Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company, and upon termination of his employment with the Company, the Executive shall return to the Company the originals and all copies of any such information provided to or acquired by the Executive in connection with the performance of his duties for the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Executive during the course of his employment, to the extent such materials are related to his employment.

         (c) No Interference. During the Restricted Period, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), directly or indirectly solicit, endeavor to entice away from the Company, its affiliates or subsidiaries, or otherwise directly interfere with the relationship of the Company, its affiliates or subsidiaries with any person who, to the knowledge of the Executive, is employed by or otherwise engaged to perform services for the Company, its affiliates or subsidiaries (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent twelve-month period, a customer or client, of the Company, its predecessors or any of its subsidiaries or affiliates. The placement of any general classified or "help wanted" advertisements and/or general solicitations to the public at large shall not constitute a violation of this Section 7(c) unless the Executive's name is contained in such advertisements or solicitations.

         (d) Inventions, etc. The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, during his employment by the Company which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company, or which otherwise relate to or pertain to the business, functions or operations of the Company or which arise from the efforts of the Executive during the course of his employment for the Company. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as


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may be necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and disclosed by the Executive within one year following the termination of his or her employment with the Company shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination.

         Section 8. Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Section 7 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, a reasonable estimation of such damages is U.S. $250,000; thus, if the Executive breaches any of the provisions of Section 7, the Executive shall pay to the Company liquidated damages of U.S. $250,000, provided that prior to being liable for such amount he shall have received written notice of such violation from the Company describing in reasonable detail the activities alleged to constitute the violation and stating that those activities constitute a violation for which relief may be sought under this
Section 8, and the Executive shall have failed to cure such violation within fifteen (15) days from such notice.

         Section 9. Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 8 of this Agreement, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court to have been in violation of the covenants contained in Section 7 hereof.

         Section 10. Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties, including, but not limited to, the Executive's heirs and the personal representatives of the Executive's estate; provided, however, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, the Company shall have the unrestricted right to assign this Agreement and to delegate all or any part of its obligations hereunder to any of its subsidiaries or affiliates that succeeds to the Company's business, but in such event such assignee shall expressly assume all obligations of the Company hereunder and the Company shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement. Nothing in this Agreement shall confer upon


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any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

         Section 11. Tag-Along Rights with Warburg.

         (a) In the event that Warburg, Pincus Ventures, L.P. ("Warburg") intends to sell, assign, pledge, hypothecate, or otherwise dispose or encumber ("Transfer") a majority of the shares of Common Stock owned by it, Warburg shall notify the Executive, in writing, of such proposed Transfer and its terms and conditions. Within ten (10) business days of the date of such notice, the Executive shall notify Warburg if he elects to participate in such Transfer. Subject to the proviso below, if the Executive so notifies Warburg, (i) the Company's right to repurchase any shares of Common Stock pursuant to the Subscription Agreement shall expire immediately and (ii) the Executive shall have the right to Transfer, at the same price and on the same terms and conditions as Warburg, any or all of his shares of Common Stock that are not subject to forfeiture (pursuant to the Subscription Agreement between the Company and the Executive); provided, however, that if the purchaser of such shares so requires, the Executive will enter into an employment agreement on terms substantially similar to this Agreement (exclusive of any tag-along rights) and reasonably acceptable to the purchaser.

         (b) Notwithstanding anything contained in this Section 11, in the event that all or a portion of the purchase price consists of securities and the sale of such securities to the Executive would require either a registration under
(i) the United States Securities Act of 1933, as amended, or the preparation of a disclosure document pursuant to Regulation D under such act (or any successor regulation) or a similar provision of any state securities law; or (ii) Brazilian laws and regulations or regulation of any other jurisdiction, then, at the option of Warburg, the Executive may receive, in lieu of such securities, the fair market value of such securities in cash, as determined in good faith by Warburg.

         (c) Notwithstanding anything to the contrary contained herein, the provisions of this Section 11 shall survive for a term equal to the term of that certain Shareholders Agreement, dated December 11, 1996, among the Company, Warburg, Paging Network International N.V., the Executive and certain other shareholders of the Company.

         Section 12. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties


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hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company's behalf by the Board of Directors. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

         Section 13. Severability and Governing Law. The Executive acknowledges and agrees that the covenants set forth in Section 7 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF BRAZIL.

         Section 14.  Notices.

         (i) All communications under this Agreement shall be in writing and shall be delivered by hand, internationally recognized air courier or facsimile transmission, charges prepaid:

         (1) if to the Executive, at R. Amauri,513 - Apt. 906, Jardim Paulista, CEP 01448-000, Sao Paulo, Brazil (with a copy to Battle Fowler, 75 East 55th Street, New York, New York 10022, facsimile number (212) 856-7014, Attn: John Turitzin), or at such other address as the Executive may have furnished in writing to the Company,

         (2) if to the Company, at Avenida das Nacoes Unidas, 12,551 World Trade Center, 17th Floor, Suite 26, Sao Paulo, Brazil, facsimile number 011-55-11-521-1814, marked for the attention of the President, (with a copy to Xavier, Bernardes, Braganca, Av. Brasil 1980, Sao Paulo, Brazil, facsimile number 011-55-11-282-5580, Attn: M. Regina Lynch), or at such other address as it may have furnished in writing to the Executive, with copies to:

         (a) Warburg, at 466 Lexington Avenue, New York, New York 10017, facsimile number (212) 878-9351 marked for attention Douglas M. Karp (with a copy to Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022-4669, facsimile number (212) 821-8111, Attn: Steven J. Gartner),


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

or at such other address as Warburg may have furnished in writing to the Company, and

         (b) PageNet, at 4965 Preston Park Boulevard, Plano, Texas 75093, facsimile number (214) 985-6717, marked for attention of Barry A. Fromberg (with a copy to Bingham, Dana & Gould, 150 Federal Street, Boston, Massachusetts 02110-1726, facsimile number (617) 951-8736 Att: Roger D. Feldman), or at such other address as PageNet may have furnished in writing to the Company.

         (ii) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

         Section 15. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

         Section 16. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

         Section 17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                   PAGING NETWORK DO BRASIL S.A.

                                                   By: /s/ Marco Fregenal
                                                   Title: Vice President

         EXECUTIVE:

         /s/ Thomas C. Trynin

         Section 11 is

         Accepted and Agreed to:


         WARBURG, PINCUS VENTURES, L.P.

         By:      WARBURG, PINCUS & CO.,
                  General Partner

                  By: /s/ Douglas M. Karp
                  Title: Partner


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